

Yayoi Kusama (b. 1929)



Yayoi Kusama is a global cultural icon, admired for her installations and longtime exploration of minimalist abstractions, which began in the late 1950s.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Kusama) *

21.0% ?

Not intended to indicate past or expected performance of any security. Investing involves risk and investors must be prepared to hold their investment for an extended period.



$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
08
11
14
17
20

Initial Offering

$2,831,000

Investment Overview

Offering Circular		sec.gov/edgar
Auction History	moderate	30 years
2020 Auction Sales	significant	$105,896,064
Repeat Sales		view

54% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

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- Japanese artist Yayoi Kusama's successful career spans over 6 decades, and she is currently among the top 3 most expensive living women artists.
- *Infinity Nets (BCO)* is a large format example from Yayoi Kusama's highly recognizable "Infinity Nets" series.
- Recent sales of white nets, similar to the painting, include *Infinity-Nets-OPRZT* (2008), which sold for $3,034,893 in June 2021 and *Infinity Nets (T Owe)* (2006), which sold for $2,659,410 in May 2021.
- On December 1, 2021, a new auction record was set for the artist by the painting *Pumpkin (LPASG)* (2013) which sold for $8,026,633. Meanwhile, works by close contemporaries, such as Andy Warhol and Roy Lichtenstein, have exceeded $50 million at auction.
- In July 2020, ARTnews stated "Kusama is both the world's top-selling living female artist, and still undervalued relative to her peers."
- Although there are no guarantees, similar works have appreciated at 21.0% annualized historically from 2008 to 2021.
- Kusama has become a pop culture phenomenon and collaborated with luxury brands, including Louis Vuitton and Veuve Clicquot. Patrons have been known to wait for hours to experience Kusama's iconic "Infinity Rooms", and exhibitions of her work have attracted millions of museum visitors worldwide.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision



2020 Auction Sales
$105,896,064

2020 Number of Lots Sold
623

YAYOI
KUSAMA

b. 1929, JAPAN



$2,831,000

INITIAL OFFERING

21.0%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

Acrylic on canvas | 51 × 77 in. (130 × 196 cm.)

Yayoi Kusama is a global cultural icon, admired for her installations and longtime exploration of minimalist abstractions, which began in the late 1950s.

The Painting is a quintessential, large format example from Yayoi Kusama's iconic "Infinity Nets" series. Kusama began to paint repetitive and meditative white nets soon after she moved to New York in the 1950s. Their compositions have no central focus point, and instead consist of intricate, looping brushstrokes that represent the concept of infinity. The nets vary in color and size; the smallest are under a foot tall, while the largest examples exceed nine feet in height. Though net paintings from the 1950s and 1960s garner some of the highest auction prices, there is also demand for Kusama's later works and many have appreciated significantly since the 2000s. Of the many colors Kusama used for the series, white and red are perhaps the most sought after, as evidenced by three of the artist's top four auction records as of February 11 2022. The painting was previously offered for sale at Christie's, New York on May 16, 2019, where it sold for $1,695,000, and at K-Auction Seoul on October 18, 2017, where it sold for KRW1,540,000,000 ($1,578,808). As of February 11, 2022, the two most recent white Infinity Nets to sell at auction are *Infinity-Nets-OPRZT* (2008), which sold at Sotheby's London for $3,034,893 on June 29, 2021, and *Infinity Nets (T Owe)* (2006), which was sold at Christie's Hong Kong on May 24, 2021 for HK$20,650,000 ($2,659,410). The palette, large format and execution of the Painting make it a particularly commercial and desirable work by the artist.

Kusama's works are included in numerous important permanent collections, such as the Museum of Modern Art in New York, the Broad Museum in Los Angeles, the Hirshhorn Museum in Washington, D.C., the Tate Modern in London, as well as the artist's eponymous museum in Tokyo, and many more. Recent major retrospectives of the artist's works have been held by art institutions all over the world, including a 2017 to 2019 traveling exhibition, which started at the Hirshhorn Museum in Washington D.C. The artist's body of work is premised on repetition, and her recognizable motifs include the "Infinity Nets," "Pumpkins" and immersive installations, such as the "Infinity Mirror Rooms," which patrons have been known to wait hours to experience. Kusama has also collaborated with luxury brands such as Louis Vuitton and Veuve Clicquot. As of February 11, 2022, Yayoi Kusama is counted among the top three most expensive living women artists. According to an ARTnews article published in July 2020, Kusama's works are undervalued relative to her peers: works of Kusama's close contemporaries, such as Andy Warhol and Roy Lichtenstein, have sold in excess of $50 million at auction. As of February 11, 20221, Kusama's top auction records are led by *Pumpkin (LPASG)* (2013), which sold for HK$62,540,000 ($8,026,633) at Christie's Hong Kong on December 1, 2021, *Interminable Net #4* (1959), which sold on April 1, 2019 for HK$62,433,000 ($7,953,215) at Sotheby's Hong Kong, and *White No. 28* (1960), which sold on November 12, 2014 at Christie's New York for $7,109,000.

AS OF FEBRUARY 11, 2022, KUSAMA'S TOP AUCTION RECORDS ARE LED BY *PUMPKIN (LPASG)* (2013), WHICH SOLD FOR HK$62,540,000 ($8,026,633) AT CHRISTIE'S HONG KONG ON DECEMBER 1, 2021, *INTERMINABLE NET #4* (1959), WHICH SOLD FOR HK$62,433,000 ($7,953,215) ON APRIL 1, 2019 AT SOTHEBY'S HONG KONG, AND *WHITE NO. 28* (1960), WHICH SOLD FOR $7,109,000 ON NOVEMBER 12, 2014 AT CHRISTIE'S NEW YORK.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$3M
$2.3M
$1.5M
$0.8M
2007
2008
2009
2010
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021

Yayoi Kusama (b. 1929, Japan) is one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture and immersive installations. Kusama was born in Matsumoto, Japan and began to create art at an early age as a way to engage with the vivid hallucinations she had. Despite her mother's distaste for her creativity, Kusama continued to paint. After she arrived in New York in 1957, the artist began to focus on abstraction, and developed her "Infinity Nets" series, which garnered recognition. Kusama also exhibited frequently alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. Notably, the artist was included in the "1961 Whitney Annual" at the Whitney Museum of American Art in New York. Though Kusama exhibited her "Narcissus Garden" (1966) alongside the 33rd Venice Biennale in 1966, it was not until 1993 that she officially returned to represent Japan at the 45th edition of the show. As of February 11, 2022, Kusama continues her studio practice and is represented by several major galleries, including David Zwirner Gallery and Victoria Miro Gallery.





YAYOI KUSAMA



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The art transaction data is not intended to indicate past or expected performance of any security. The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: large format white over a neutral background, to the best of our ability to determine, Infinity Nets created after 2000 that measure between 50 inches by 50 inches and 80 inches by 80 inches. Where the buyer's premium was unavailable due to incomplete data, the respective auction house's buyer's premium rates for 2021 were applied, and include the aforementioned 2017 sale of the Painting, as well as, the following sales: "White Nets (QZHA)" (2006), which sold on November 25, 2008 at Est-Ouest Auctions Co. in Hong Kong, and "Infinity Nets XZASST" (2007), which sold on April 5, 2008 at Shinwa Art Auction in Tokyo, Japan. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 21.0% CAGR implied from selected sales occurring from April 5, 2008 to May 24, 2021.

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